EXHIBIT 10.1

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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                WORKSTREAM INC.,

                              WORKSTREAM USA, INC.

                                       AND

                         PROACT TECHNOLOGIES CORPORATION

                                December 20, 2004

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated December 20, 2004 among WORKSTREAM INC., a Canadian corporation ("Buyer"), WORKSTREAM USA, INC., a Delaware corporation and wholly owned subsidiary of Buyer ("Buyer Sub"), and PROACT TECHNOLOGIES CORPORATION, a Delaware corporation ("Seller"). Unless otherwise stated, all dollar amounts (and the symbol $) appearing in this Agreement are U.S. Dollars.

                                   BACKGROUND

      A. Seller is in the business of providing software and hosted web-based tools for employee benefits management (the "Business").

      B. Buyer desires to purchase from Seller, either directly, or indirectly through its designee, Buyer Sub, and Seller desires to sell to Buyer, either directly or to its designee, substantially all of the assets of Seller, all as more fully described below, on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

      SECTION 1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and conditions herein set forth, Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller at Closing (as defined in Section 3.1) all of Seller's right, title and interest in and to all of the assets, business, rights, claims and contracts of Seller other than the assets specifically excluded pursuant to Section 1.2 (collectively, the "Assets"), free and clear of all liabilities, obligations, pledges, security interests, liens, defenses, setoffs, equities and encumbrances of any kind whatsoever (collectively, "Encumbrances"), other than the Assumed Liabilities and as otherwise set forth on Schedule 4.10, such Assets to include, without limitation, the following:

            (a) all rights to conduct the Business, together with the goodwill related thereto and all Assumed Contracts (defined below);

            (b) all source code, object code, materials, files, records, data structures and data bases pertaining to all versions of software products ever created and under development, without limitation, all user level documentation, analysis documentation, requirements documentation, design documentation, implementation documentation, user's guides and release notes;

            (c) all Intellectual Property (as defined in Section 4.7);


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            (d) all right, title and interest in and to the Assumed Contracts
(as defined in Section 1.3), and all claims and rights of every kind arising out of the Assumed Contracts;

            (e) all Tangible Personal Property (as defined in Section 4.8);

            (f) all promotional materials, sales solicitation materials, sales reports, customer and contact lists, direct mail materials, labels and stationery (whether in printed form, on diskette, magnetic tape or otherwise);

            (g) all financial and business records, correspondence, data, files, budgets and pricing guidelines and records of Seller (whether in printed form, on diskette, magnetic tape or otherwise) (excluding records, correspondence and files relating to the transactions contemplated by this Agreement); provided, however, that Seller shall be permitted to maintain copies of such financial and business records, correspondence, data, files, budgets and pricing guidelines and records necessary to liquidate, dissolve or wind up the affairs of Seller after Closing;

            (h) all rights to enforce the provisions of any restrictive covenant or agreement, prohibition on solicitation of customers or protection of trade secrets and confidential information which are contained in any agreement between Seller and any of its current or former suppliers, independent contractors, customers or employees or any prospective purchaser;

            (i) all phone and fax numbers, internet domain names and web sites/web pages;

            (j) all accounts receivable, including, without limitation, trade receivables and unbilled accounts receivable, as set forth on Schedule 1.1(j) (the "Accounts Receivable");

            (k) the name "ProAct Technologies"; and

            (l) all other property and assets of whatever nature and wherever located, owned, used or held by Seller, except for the Excluded Assets (as defined in Section 1.2).

      SECTION 1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1, Buyer and Seller acknowledge and agree that Buyer is not buying and Seller is not selling any of the following assets (collectively the "Excluded Assets"):

            (a) Seller's cash, cash equivalents and bank accounts and Seller's cash and banking records;

            (b) the corporate books and records of Seller and all of the capital stock of Seller;

            (c) prepaid Taxes (as defined in Section 4.12) and any rights of Seller to any federal, state or local Tax refunds;

            (d) all insurance policies of Seller and all rights of Seller arising under such policies;


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            (e) the items listed on Schedule 1.2(e), none of which are used in the operation of the Business;

            (f) all rights of Seller under this Agreement; and

            (g) all deposits made by or on behalf of Seller except the deposit under the White Plains Lease.

      SECTION 1.3 NON-ASSUMPTION OF LIABILITIES. Buyer shall not assume any liabilities or obligations of Seller, whether such liabilities are known or unknown, actual or contingent, liquidated or unliquidated, except that Buyer agrees to assume from and after the Closing, (a) the liabilities and obligations of Seller which arise after the Closing Date (as defined in Section 3.1) and relate to periods after the Closing Date pursuant to any contract, agreement or lease set forth on Schedule 1.3(a) ("Assumed Contracts"); (b) the accounts payable and accrued expenses described on Schedule 1.3(b); and (c) commitments of Seller to provide products or services which have not been completed as of the Closing Date, as set forth on Schedule 1.3(b) (the liabilities described in clauses (a), (b) and (c) are referred to as the "Assumed Liabilities"). Seller will indemnify and hold harmless Buyer, in accordance with Article VIII, from and against all of its liabilities and obligations, other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), even if Buyer voluntarily pays any such Excluded Liability, it being agreed that Buyer shall not pay any such Excluded Liability without the prior written consent of Seller unless, (x) with respect to any liabilities or obligations relating to Taxes, Buyer has given Seller 45 days' prior written notice (or such lesser time as may be necessary based on the notice given to Buyer by the obligee, provided that Buyer immediately notifies Seller of such notice and provides Seller a copy thereof) of the request or demand for payment and thereafter the creditor or obligee threatens in writing to bring suit or does bring suit against Buyer in respect of such obligations, and (y) with respect to any other Excluded Liability, Buyer has given 20 days prior written notice (or such lesser time as may be necessary based on notice given to Buyer by the obligee, provided that Buyer immediately notifies Seller of such notice and provides Seller a copy thereof) of the request or demand and thereafter Buyer receives another demand or the creditor or obligee threatens to bring suit and does bring suit against Buyer in respect of such obligation. By way of illustration and not limitation, Excluded Liabilities include but are not limited to the following: (i) all litigation, actual or threatened, relating to any act or omission of Seller;
(ii) all liabilities and obligations under all employee benefit plans in which individuals or employees of Seller or its affiliates (or former employees or beneficiaries thereof) have participated, including any liability for failure to comply with the requirements of ERISA or any other federal, state, local or foreign statute; (iii) all liabilities or obligations to employees of Seller arising from or relating to (A) earned or accrued vacation pay, (B) earned or accrued sick leave, (C) short-term or long-term disability benefits, (D) severance pay, or (E) any other employee benefits, except the employee-related liabilities described on Schedule 1.3(b); (iv) all liabilities or obligations for Taxes owed by Seller; (v) all liabilities and obligations under any environmental statutes; (vi) all accrued liabilities and accounts payable of Seller as of the Closing Date, except the payables and expenses described on
Schedule 1.3(b); (vii) all liabilities of Seller to make any distributions to its stockholders or former stockholders; (viii) all liabilities and obligations in respect of the White Plains Lease (as defined in Section 4.9) arising prior to the Closing Date and all liabilities and obligations in respect of the lease listed in item #2 of Schedule 4.9 and (ix) all liabilities set forth on the Schedules hereto except for the Assumed Liabilities.


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                                   ARTICLE II

                                    PAYMENTS

      SECTION 2.1 PURCHASE PRICE. In consideration for the sale, assignment, transfer and delivery of the Assets to Buyer, Buyer shall pay to Seller Nine Million, Seven Hundred and Thirty Thousand U.S. Dollars (US$9,730,000) (the "Purchase Price"), payable as follows:

            (a) US$5,500,000 (the "Closing Payment") shall be paid by Buyer to Seller at the Closing in cash, by wire transfer, to an account designated by Seller.

            (b) US$750,000 in the form of shares of Buyer's common shares, no par value (the "Escrow Shares"), shall be deposited for one year from the Closing Date with Wachovia Bank, National Association, as escrow agent (the "Escrow Agent"), such Escrow Shares to be held as the exclusive source (except as otherwise set forth in Section 8.8) against which Buyer may assert claims for indemnification under Article VIII, and disbursed, in accordance with an Escrow Agreement, substantially in the form attached hereto as Exhibit 2.1(b) with such changes as may be required by the Escrow Agent (the "Escrow Agreement"). The number of Escrow Shares shall be determined by valuing each such share at the average of the closing prices for the Buyer's common shares as quoted on the Nasdaq SmallCap Market for the 20 days that such Market was open for the transaction of business prior to the Closing Date.

            (c) US$1,530,000 in the form of a promissory note of Buyer (the "Promissory Note") shall be delivered by Buyer to Seller at the Closing. The note shall (i) bear interest at the rate of 6.0% per annum; (ii) subject to adjustment under Section 2.4, provide for payment in full on June 1, 2005 of principal plus all accrued interest; (iii) be secured by the Assets; (iv) be senior to all of Buyer's other debt, except for Buyer's existing debt with the Bank of Montreal or any successor financing (the "Senior Debt") up to an aggregate amount equal to the sum of (A) Cdn$3,000,000 plus (B) US$900,000 (the "Senior Debt Limit"); (v) accelerate in the event and to the extent of any increase in the amount of debt of outstanding over the Senior Debt Limit; (vi) accelerate upon and to the extent of the net proceed of a sale of assets of Buyer after the Closing Date, other than a sale in the ordinary course of business; (vii) accelerate upon the issuance or sale of any equity of Buyer by Buyer up to and to the extent of any net proceeds received by Buyer in such sale; and (viii) be substantially in the form attached hereto as Exhibit 2.1(c). Notwithstanding any other provisions of this document, in the event that Buyer sells 6FigureJobs.com ("6Figure") or substantially all of the assets of 6Figure after the date of this Agreement but prior to the Closing, the US$1,530,000 of the Purchase Price otherwise payable in the form of the Promissory Note, shall be payable at Closing in United States dollars.

            (d) US$1,950,000 in the form of Buyer's common shares, no par value (the "Purchase Price Shares," and together with the Escrow Shares, the "Shares"). The number of Purchase Price Shares shall be determined by valuing each such share at the average of the closing prices for the Buyer's common shares as quoted by the Nasdaq SmallCap Market for the 20 days that such Market was open for the transaction of business prior to the Closing Date.


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      SECTION 2.2 ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price payable hereunder shall be allocated in accordance with Schedule 2.2. Neither Buyer nor Seller shall take any position or action with any taxing authority which is inconsistent with such allocation. Each party agrees to take any and all action and sign any and all documents reasonably requested by the other party to give effect or evidence of such allocation, including without limitation, any forms required to be filed with the Internal Revenue Service.

      SECTION 2.3 CLOSING BALANCE SHEET. Within 30 days of after the Closing Date (defined in Section 3.1), Buyer will prepare a balance sheet for the Company as of the Closing Date (the "Closing Date Balance Sheet") and deliver it to Seller. The Closing Date Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the accounting practices used in connection with the preparation of the of the interim balance sheet of the Seller as of October 31, 2004 attached hereto on Schedule 4.4 (the "October Balance Sheet"), and the line items on the Closing Date Balance Sheet will be limited to the current assets and current liabilities of Seller transferred and assumed by Buyer at Closing.

      SECTION 2.4 POST-CLOSING ADJUSTMENTS TO THE PURCHASE PRICE. Following delivery of the Closing Date Balance Sheet in accordance with Section 2.3, the Purchase Price will be adjusted as follows:

            (a) Within 30 days of receipt of the Closing Date Balance Sheet, Seller will, in a written notice to Buyer, either accept the Closing Date Balance Sheet or object to it by describing in reasonably specific detail any proposed adjustments to the Closing Date Balance Sheet and the estimated amounts of and reasons for such proposed adjustments. The failure by Seller to object to the Closing Date Balance Sheet within such 30-day period will be deemed to be an acceptance by Seller of the Closing Date Balance Sheet.

            (b) If any adjustments to the Closing Date Balance Sheet are proposed by Seller in accordance with Section 2.4(a), Buyer and Seller will negotiate in good faith to resolve any dispute, provided that if the dispute is not resolved within 20 days following the receipt by Buyer of notice from Seller objecting to a proposed Purchase Price Adjustment (or such longer period upon which Buyer and Seller may agree upon in writing), Buyer and Seller will retain the office of a mutually acceptable "Big Four" independent certified public accounting firm (the "Accountants") to resolve such dispute, which resolution will be final and binding. The Accountants will be retained under a retention letter executed by Buyer and Seller that specifies that the determination by the Accountants of any such disputes concerning the Closing Balance Sheet will be resolved in accordance with GAAP on a basis consistent with the accounting practices used in connection with the preparation of the October Balance Sheet by choosing the position of Buyer or Seller without change, within 30 days of the engagement. The fees and expenses of the Accountants will be paid by the non-prevailing party.

            (c) Within 30 days after the later of acceptance of the Closing Balance Sheet by Seller or the determination made by the Accountants pursuant to
Section 2.4(b), as the case may be, then to the extent that the Adjusted Current Net Worth (defined below) as set forth on the Closing Date Balance Sheet is less than the Adjusted Current Net Worth as reflected on the October Closing Balance Sheet, the Purchase Price will be reduced by the difference, and such difference will be refunded to Buyer by reducing the outstanding principal amount payable December 15, 2005 under the Promissory Note (in the event that Seller pays to Buyer cash in lieu of issuing the Promissory Note pursuant to Section 2.1(c), however, such refund to Buyer shall be paid immediately in United States dollars). If the Adjusted Current Net Worth as set forth on the Closing Date Balance Sheet is more than the Adjusted Current Net Worth as reflected on the October Closing Balance Sheet, the Purchase Price will be increased by an amount equal to such increase and such amount will be added to the June 15, 2005 payment under the Promissory Note (in the event that Seller pays to Buyer cash in lieu of issuing the Promissory Note pursuant to Section 2.1(c), however, such amount will paid to Seller immediately in United States dollars). Notwithstanding the forgoing, any adjustment to the Purchase Price pursuant to this Section 2.4, shall not exceed the then outstanding principal amount owing under the Promissory Note and in the event that Seller pays to Buyer cash in lieu of issuing the Promissory Note pursuant to Section 2.1(c), however, such adjustment shall not exceed US$1,800,000.


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      (d) For purposes of this Agreement, "Adjusted Current Net Worth" means, respectively, (i) as determined as of October 31, 2004, $104,516, which equals the difference between (A) the amount of current assets that would have been transferred to Buyer and (B) the current liabilities that would have been assumed by Buyer, in each case if the Closing had occurred on October 31, 2004 and as such amounts are reflected and agreed upon on Schedule 2.4(d), and (ii) as determined as of the Closing Date, the difference between (C) the amount of current assets transferred to Buyer at Closing (such current assets to consist of the same categories of current assets included on Schedule 2.4(d)) , and (D) the current liabilities assumed by Buyer at Closing (such assumed liabilities to consist of the same categories of assumed liabilities included on Schedule 2.4(d)).

                                   ARTICLE III

                                   THE CLOSING

      SECTION 3.1 TIME OF CLOSING. The closing of the purchase and sale of the Assets hereunder (the "Closing") shall take place at the offices of Cozen O'Connor, 1900 Market Street, Philadelphia, PA at 10:00 a.m. December 30, 2004 or at such other place and time as Buyer and Seller shall mutually agree (the "Closing Date").

      SECTION 3.2 DELIVERY OF ITEMS BY SELLER. Seller shall deliver to Buyer at the Closing the items listed below in form and substance reasonably satisfactory to Buyer and its counsel:

            (a) Such bills of sale, endorsements of transfers, conveyances, assignments and other agreements as shall vest in Buyer title to the Assets in accordance with the terms hereof, each executed by Seller.

            (b) The Escrow Agreement, executed by Seller.

            (c) A copy, certified by the Secretary of Seller, of resolutions duly adopted by the Board of Directors of Seller and the stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


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            (d) A receipt for payment of the Purchase Price, executed by Seller.

            (e) The Registration Rights Agreement, substantially in the form attached hereto as Exhibit 3.2(e) (the "Registration Rights Agreement"), executed by Seller.

            (f) A certificate executed by an officer of Seller certifying that
(i) all representations and warranties of Seller contained in this Agreement are true and correct in all material respects on the Closing Date, (ii) all obligations, agreements and covenants of Seller required by this Agreement to be performed prior to the Closing have been performed in all material respects, and
(iii) all necessary corporate actions by the Boards of Directors and the stockholders of Seller have been taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            (g) A good standing certificate dated as of a date within 15 days prior to the Closing Date for Seller from the Secretary of State of the state of its organization.

            (h) All documents necessary to release any and all Encumbrances on the Assets (other than Encumbrances set forth on Schedule 4.10), including, without limitation, Uniform Commercial Code termination statements, duly executed by all necessary parties and, if not required to be executed by the releasing party, accompanied by written authorization duly executed by the releasing party.

            (i) Evidence of receipt of all consents and approvals required for the consummation of the transactions contemplated hereby.

            (j) The legal opinion of Hogan & Hartson, L.L.P., counsel for the Seller, dated the Closing Date, substantially in the form attached hereto as
Exhibit 3.2(j).

            (k) The Accounts Receivable, updated as of the close of business on the day prior to the Closing.

            (l) All tangible personal property included in the Assets, it being understood that Seller will not be delivering prior versions of the software being purchased which are no longer in existence or in the possession of Seller.

            (m) The Lease Assignment (as defined in Section 6.7).

      SECTION 3.3 DELIVERY OF ITEMS BY BUYER. Buyer shall deliver to Seller (or to the Escrow Agent with respect to the Escrow Shares) at the Closing the items listed below:

            (a) The Closing Payment.

            (b) The Escrow Shares to the Escrow Agent (or evidence of irrevocable transfer instructions given to transfer agent regarding the same).

            (c) The Escrow Agreement, executed by Buyer and the Escrow Agent.


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            (d) The Purchase Price Shares (or evidence of irrevocable transfer instructions given to transfer agent regarding the same).

            (e) The Registration Rights Agreement executed by Buyer.

            (f) The Promissory Note (unless Seller pays to Buyer cash in lieu of issuing the Promissory Note pursuant to Section 2.1(c)).

            (g) A security agreement in the form attached hereto as Exhibit 3.3(g) (the "Security Agreement").

            (h) A copy, certified by the Secretary of Buyer, of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            (i) A certificate executed by an officer of Buyer certifying that
(i) all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing, (ii) all obligations of Buyer required by this Agreement to be performed prior to Closing have been performed in all material respects, and (iii) that all necessary corporate action by the Board of Directors of Buyer has been taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            (j) a good standing certificate dated as of a date within 15 days prior to the Closing Date for Buyer from Canada.

            (k) Evidence of receipt of all consents and approvals required for the consummation of the transactions contemplated hereby.

            (l) The legal opinions of Cozen O'Connor, and of Perley-Robertson, Hill & McDongall, LLP, counsel for Buyer, dated the Closing Date, substantially in the forms attached hereto as Exhibit 3.3(l)

            (m) The Lease Assignment.

            (n) Evidence to the reasonable satisfaction of Seller that all liens on the assets of Buyer Sub (including a lien held by Michael Mullarkey) have been terminated.

            (o) The Consent Agreement, executed by Buyer and the Bank of
Montreal.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As a material inducement to Buyer to enter into this Agreement and purchase the Assets, Seller hereby makes the following representations and warranties to Buyer, except as set forth in the Disclosure Schedule attached hereto which shall modify the following representations and warranties by the statements contained therein:


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      SECTION 4.1 ORGANIZATION AND STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and to sell its assets, to conduct its business as now conducted, to execute, deliver and perform this Agreement and the agreements, instruments and other documents being executed and delivered pursuant to this Agreement (collectively, the "Purchase Documents") to be performed by Seller, and to consummate the transactions contemplated hereby and thereby.

      SECTION 4.2 VALIDITY OF AGREEMENT. The execution and delivery of this Agreement and the Purchase Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been authorized and approved by all necessary corporate action on the part of Seller. This Agreement and each of the Purchase Documents to which Seller is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

      SECTION 4.3 NO VIOLATION. The execution, delivery and performance of this Agreement and each of the Purchase Documents to which Seller is a party does not and will not, with or without the giving of notice, the lapse of time or both
(a) result in the breach of or conflict with any of the terms and provisions of such Seller's Articles of Incorporation or Bylaws, (b) conflict with, violate or result in a breach of or default under any of the terms, conditions or provisions of, or result in or constitute a ground for termination, cancellation, modification of or acceleration of any obligations under, any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license, permit or other instrument to which Seller is a party or by which Seller or any of the Assets are or may be bound, the result of which would be to have a material adverse effect on the Assets, (c) result in the creation or imposition of any Encumbrance upon or otherwise adversely affect Seller or any of the Assets, or (d) violate any law, statute, regulation or decree which relates to Seller or the Assets, or which requires the consent, approval or authorization of any court, governmental or regulatory agency, authority or body.

      SECTION 4.4 FINANCIAL STATEMENTS. Attached hereto as Schedule 4.4 are copies of the audited balance sheets of the Seller at December 31, 2002 and December 31, 2003, the unaudited balance sheet of Seller at September 30, 2004, and the related statements of income of Seller for the years ended December 31, 2002, December 31, 2003 and the ten-month period ended October 31, 2004 (all of the aforesaid statements hereinafter referred to collectively as the "Financial Statements"). The Financial Statements (including any related notes thereto) (i) have been prepared from and are consistent with the books and records of Seller;
(ii) fairly and accurately present, in all material respects, the financial condition and the results of operations of Seller as of the respective dates thereof and for the respective periods covered thereby; and (iii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby and consistent with Seller's past practices, provided that the October 31, 2004 financial statements contain certain deviations from GAAP consistent with interim reporting, including the absence of footnotes. No changes, events or developments have occurred since October 31, 2004 which, individually or together, have resulted or could result in a material adverse change in the business, assets, prospects or results of operations of Seller since that date. Seller has made available all final workpapers (including those of its independent accountants in the possession of Seller) relating to all of the foregoing.


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      SECTION 4.5 CONTRACTS.

            (a) Seller is not a party to or bound by any written, oral or implied contract, agreement, lease or other commitment (each, a "Contract" and collectively, the "Contracts"), except for (i) those listed on Schedule 4.5(a), and (ii) agreements involving the maximum possible liability or obligation on the part of Seller of less than US$12,000 each and less than US$50,000 in the aggregate.

            (b) True, correct and complete copies of all of the written Contracts, including all of the amendments thereto, and descriptions of all oral Contracts have been delivered or made available to Buyer. The Contracts are valid, binding and enforceable against the respective parties in accordance with their respective terms. Seller and, to Seller's knowledge, all other parties to all Contracts have performed, in all material respects, all of the obligations required to be performed by such parties under the Contracts, and except as disclosed on Schedule 4.5(b), neither Seller, nor to Seller's knowledge, any other party is in default or in arrears under the terms thereof and no condition exists or event has occurred, which, with the giving of notice or lapse of time or both, will constitute a default under such Contracts. Except as disclosed on
Schedule 4.5(b), to Seller's knowledge, there is no intention by any party to terminate or amend any Contract or to refuse to renew the same upon expiration of its term.

            (c) Except as set forth on Schedule 4.5(c), all rights of Seller under the Assumed Contracts shall continue unimpaired and unchanged in Buyer after Closing, without (i) the consent of any person (except for any consent(s) which have been, or will as of the Closing be, obtained and set forth on
Schedule 4.6), or (ii) the payment of any penalty, the incurrence of any additional obligations or the change of any term. No Assumed Contract limits the freedom of Seller to compete in any line of business or with any person or entity.

            (d) Schedule 4.5(d) contains a listing of all outstanding written and oral proposals, bids, offers for projects or services, guaranties, advances and credits which, if accepted, could impose any debts, obligations or liabilities upon Buyer in excess of $12,000 after the Closing Date. No person or party is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Assumed Contract or any item or provision of any Assumed Contract.

      SECTION 4.6 CONSENTS. Schedule 4.6 contains a true and complete list of all consents, approvals, notices and other authorizations which are required for the consummation of the transactions contemplated by this Agreement, including, without limitation, assignment to and assumption by Buyer of the Assumed Contracts.


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      SECTION 4.7 INTELLECTUAL PROPERTY RIGHTS.

            (a) Schedule 4.7(a) contains a true and complete list of all Patents, Trademarks and Copyrights (each of which is hereinafter defined) owned by, licensed by, licensed to or used by Seller. For purposes of this Agreement, "Intellectual Property" means all of the following (including all authorized copies and embodiments thereof): (i) all registered and unregistered trademarks, service marks, logos, corporate names, trade names, internet domain names and other indications of origin, together with all translations, adaptations, derivations and combinations thereof, the goodwill associated with the foregoing and registrations and renewals in any jurisdiction, and applications in any jurisdiction to register the same (the "Trademarks"); (ii) all issued United States and foreign patents and pending patent applications, including, without limitation, divisionals, continuation, continuation in part, continuing and renewal applications (the "Patents"); (iii) all registered and unregistered copyrights, copyrightable and copyright works and all registrations, renewals and applications to register the same (whether or not constituting "work made for hire" as defined in 17 U.S.C. Sections 101 and 201(b)(4)) (the "Copyrights"); (iv) all protectable items of trade dress; (v) all computer software owned or under development, including without limitation, all source code, object code, material files, record data structures and databases and all other components and enhancements thereof ("Software"), and all related support, maintenance and user-level documentation; (vi) all licenses and agreements pursuant to which rights in or to the Trademarks, Patents, Copyrights or Software have been acquired ("Licenses-In"); (vii) all licenses and agreements pursuant to which the rights in and to Intellectual Property have been licensed or transferred ("Licenses-Out"); and (viii) all confidential and proprietary trade secrets, inventions, ideas, discoveries (whether or not patentable and whether or not reduced to practice), know-how, processes, procedures, drawings, specifications, designs, plans, proposals, customer lists, supplier lists, independent contractor lists, pricing and cost information, and other technical data or confidential business information, together with all documentation and media constituting or describing any of the foregoing and tangible embodiments thereof (in whatever form of media and whether or not registered) ("Proprietary Information").

            (b) Except as set forth on Schedule 4.7(b):

                  (i) The rights of Seller in and to each item of Intellectual Property used by Seller are owned or licensed by Seller, free and clear of any Encumbrances whatsoever. Seller has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of all Intellectual Property owned by Seller. Seller's rights in and to the Intellectual Property owned by Seller are freely assignable by Seller including the right to create derivative works. Seller's rights in and to the Intellectual Property licensed by Seller are freely assignable by Seller. As of the date of this Agreement, Seller is not under any obligation to pay any royalty, license fee or other similar consideration to any third party or to obtain any approval or consent for use of any Intellectual Property owned by Seller. None of the Intellectual Property owned by Seller is subject to any outstanding judgment, order, decree, or injunction issued by a court of competent jurisdiction. Seller has not received written notice that any complaint, action, suit, proceeding, or hearing is pending, and to Seller's knowledge, no charge, investigation, claim or demand, is threatened, which challenges the legality, validity, enforceability, or ownership of any of the Intellectual Property owned by Seller.

                  (ii) No material breach or default (or event which with notice or lapse of time or both would result in an event of default) by Seller exists or has occurred, but not been cured, under any License-In or other agreement pursuant to which Seller uses any Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a forfeiture under, or constitute a basis for termination of, any such License-In or other agreement.

                  (iii) To Seller's knowledge, no Intellectual Property owned or used by Seller, and no product or service licensed or sold by Seller, infringes any trademark, trade name, copyright or patent, or misappropriates any trade secret, right of publicity, right of privacy or other proprietary right of any person or would give rise to an obligation to render an accounting to any person as a result of co-authorship or co-invention. Seller has not received any written notice of any adversely held patent, trademark, copyright, service mark, trade name or trade secret of any other person alleging or threatening to assert that Seller's use of any Intellectual Property infringes upon or is in conflict with any intellectual property or proprietary rights of any third party. To Seller's knowledge, there is no basis for any charge, claim, suit or action asserting any such infringement or asserting that Seller does not have the legal right to use any such Intellectual Property.

                  (iv) All Patents and registered Trademarks shown on Schedule 4.7(b) as having been filed in, issued by or registered with the United States Patent and Trademark Office or the corresponding offices of other countries in the name of Seller have been so duly filed, registered or issued, as the case may be, and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country. Seller has used reasonable efforts to protect its rights in such Patents and Trademarks, and there have been no acts or omissions by Seller, the direct result of which would be to compromise the rights of Seller to apply for or enforce appropriate legal protection of such Patents and Trademarks. To Seller's knowledge, no person is infringing, violating or misappropriating any of the Intellectual Property owned by Seller.

                  (v) Except as disclosed on Schedule 4.7(b), each current employee and independent contractor of Seller, and each former employee and independent contractor who was employed or engaged within the two years immediately prior to the date hereof, who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs or designed or designs any of the owned Intellectual Property, has entered into a written agreement with Seller providing, in substance, that all such Intellectual Property shall be owned by, or otherwise assigned to, Seller and that Seller's Proprietary Information shall not be used, or disclosed to any third party except as authorized by Seller. No former employee or independent contractor of Seller who was employed by, or contracted with, Seller in the last two years, has any valid claim or right to any of the Intellectual Property owned by Seller.

                  (vi) Seller has used its reasonable efforts to protect the proprietary and, as appropriate, confidential nature of all Proprietary Information that it presently owns or uses or to which it has access.

                  (vii) To Seller's knowledge, there are no errors or defects, including without limitation, bugs, logic errors or failure, in the Software which prevents any of the Software from operating and performing in all material respects as described in its published specification attached hereto on Schedule 4.7(b); except for the disclosed problems or defects on Schedule 4.7(b).

                  (viii) All third party software residing on Seller's computer system is licensed pursuant to enforceable agreements with third party licensors, and Seller has not made any unlicensed copies of such software except those permitted for archival and back-up purposes or that would not result in a material adverse affect on Seller or the Assets.

                  (ix) To Seller's knowledge, there is no portion or version of the Software that is not in Seller's possession or which is in the possession of a person or entity which is not authorized to have such possession of such Software pursuant to an Assumed Contract.

      SECTION 4.8 TANGIBLE PERSONAL PROPERTY. Schedule 4.8 contains a true and complete list of all of the fixed assets and other tangible assets now owned or used by Seller in connection with the Business with an original cost, on a per asset basis, equal to or greater than US$5,000, including, without limitation, office furniture, fixtures, leasehold improvements, computer equipment and peripherals (the "Tangible Personal Property"). Seller makes no representation or warranty as to the condition of the Tangible Personal Property. Without limiting the forgoing, the parties agree that the Tangible Personal Property is being sold on as "as is and where is" basis with all faults.

      SECTION 4.9 REAL ESTATE. Seller does not have any interest in any real estate except that Seller leases the White Plains, New York property described in item # 1 on Schedule 4.9. Seller has paid all material amounts due and is not in material default under the lease for such property (the "White Plains Lease"), and there exists no condition or event, which, with the passage of time, giving of notice or both, will constitute a default under or breach of the White Plains Lease.

      SECTION 4.10 TITLE TO THE ASSETS. Seller has good and valid title to all of the Assets to be transferred to Buyer by it free and clear of all Encumbrances except for the Assumed Liabilities and as otherwise set forth in
Schedule 4.10. This Agreement and the Purchase Documents to be executed and delivered pursuant hereto will vest in Buyer good and valid title to all of the Assets free and clear of all Encumbrances.

      SECTION 4.11 LEGAL MATTERS. Except as set forth on Schedule 4.11, Seller is not a party, and, to the knowledge of Seller, Seller has not been threatened with, any suit, action, arbitration, administrative or other proceeding or any governmental investigation, and there is no judgment, decree, award or order outstanding against Seller. Seller is not contemplating the institution of any suit, action, arbitration, administrative or other proceeding.

      SECTION 4.12 TAX RETURNS AND PAYMENTS.

            (a) For purposes of this Agreement: (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other income, gross receipts, profits, franchise, license, transfer, sales, use, ad valorem, customs, payroll, withholding, employment, occupation, property (real or personal), excise or other taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such taxes or charges); and (ii) "Returns" shall mean all returns, reports, estimates, documents, information returns and statements of any nature regarding Taxes for any period prior to Closing required to be filed by Seller and relating to its income, receipts, properties or operations.

            (b) Except as set forth on Schedule 4.12, (i) All Returns required to have been filed by Seller have been or, to the extent due between the date hereof and Closing, will be filed when due in timely fashion; (ii) all Taxes, including, without limitation, those shown on the Returns, have been or, to the extent due between the date hereof and Closing, will be deposited or paid when due in timely fashion; (iii) to the extent required by applicable law, the Returns are accurate and complete in all material respects; (iv) there is no action, suit, proceeding, audit or claim now pending or, to Seller's knowledge, threatened, regarding any Taxes relating to the income, receipts, properties or operations of Seller for any period; (v) all Taxes which Seller is required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable; and
(vi) there are no liens for any Tax on the Assets.

      SECTION 4.13 EMPLOYEE MATTERS.

            (a) Schedule 4.13(a) sets forth (i) a complete and accurate list of all employees of Seller (the "Employees") as of October 31, 2004, together with their positions, salaries, vacation benefits (both maximum annual and accrued and outstanding as of a recent date), original date of hire and classification as full-time, part-time or on lay-off or other type of leave; (ii) a list and description of all individual employment and compensation (including salary, commission, bonus and benefit agreements applicable to Employees, copies of which have been provided to Buyer; and (iii) all bonus and severance arrangements individually or generally made available to Employees in connection with the sale of the Assets or otherwise.

            (b) Except as set forth on Schedule 4.13(b), Seller does not maintain, sponsor or contribute to any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Employee pension benefit plans, whether involving Seller or any entity which would be considered a single employer with Seller under ERISA
Section 4001(b)(1) or Section 414(b), (c), (m) or (o) of the Internal Revenue Code (the "Code") (an "ERISA Affiliate"), are individually referred to as an "Employee Benefit Plan." Seller has delivered or made available to Buyer a true and complete copy of each Employee Benefit Plan that is intended to qualify under Code Section 401(a), including all texts, amendments and other agreements (whether formal or informal) adopted in connection therewith.

            (c) Each Employee Benefit Plan has been maintained in compliance with all material aspects of applicable law, including, without limitation, ERISA and the Code.

            (d) Neither Seller nor any ERISA Affiliate now maintains or makes contributions to or has, at any time in the past, maintained or made contributions to (i) any employee benefit plan that is subject to the minimum funding requirements of ERISA, or (ii) any multi-employer plan subject to the terms of the Multi-Employer Pension Plan Amendments Act of 1980.

            (e) Seller is not a party to any union agreement or collective bargaining agreement. To Seller's knowledge, there is no union organization activity involving the Employees. There is no complaint filed or, to Seller's knowledge, threatened to be filed against Seller before any federal, state or local governmental or quasi-governmental agency or governmental body alleging violation of law (federal, state or local) relating to employment practices or discrimination in employment. Seller has complied, in all material respects, with all applicable provisions of the applicable federal, state, local and foreign laws relating to the employment of labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, payment of Social Security taxes, immigration laws and the employment of non-U.S. citizens, and Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

      SECTION 4.14 INSURANCE. Seller maintains the insurance policies set forth on Schedule 4.14. True and complete copies of all such policies have been provided or made available to Buyer. All of such policies are in full force and effect, all premiums payable under such policies have been paid in full, and Seller is not in default of any provision thereof. Except as set forth on
Schedule 4.14, there is no claim by Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer. Seller has not received written notice or any other notice from any issuer of any such policies of its intention to cancel or refusal to renew any policy issued by it.

      SECTION 4.15 LIABILITIES. Seller does not have any liabilities in excess, in the aggregate, of $50,000, whether related to Tax or non-Tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, determined or determinable in amount or otherwise except as and only to the extent (a) reflected in the balance sheet at October 31, 2004 included as part of Schedule 4.4; (b) current liabilities which arose in the ordinary course of business since October 31, 2004 (none of which is a liability for breach of contract, breach of warranty, tort or infringement); or (c) set forth on
Schedule 4.15.

      SECTION 4.16 SUPPLIERS; CUSTOMERS; CONFLICTS OF INTEREST.

            (a) Schedule 4.16(a) sets forth a complete and accurate list of all suppliers and customers of Seller who respectively contributed more than US$25,000 of sales or services to, and orders and use of services from, Seller during fiscal years 2002 or 2003. Other than as disclosed on Schedule 4.16(a), Seller has no knowledge of any present intention on the part of any supplier or customer listed on Schedule 4.16(a) to terminate its business relationship with Seller (either prior to the end of any relevant contract period, at the end of such contract period or otherwise) or materially reduce its existing business relationship with Seller, either now or in the foreseeable future.

            (b) Except as shown on Schedule 4.16(b), to Seller's knowledge, neither Seller nor any director or officer of Seller, or stockholder beneficially owning greater than 10% of the outstanding shares of capital stock of Seller, or any relative or affiliate of any of the foregoing: (i) has any material pecuniary interest in any supplier or customer of Seller, or in any other business with which Seller conducts business or with which it is in competition; (ii) has any ownership interest in any property or assets used by Seller, including the Assets other than through an ownership interest in Seller;
(iii) has any contractual or other claim, express or implied, of any kind whatsoever against Seller; or (iv) is a party to a contract with Seller.

      SECTION 4.17 ACTIONS SINCE BALANCE SHEET DATE. Except as set forth on
Schedule 4.17 or as contemplated by this Agreement, since October 31, 2004,
Seller:

            (a) has not taken any action outside of the ordinary course of business inconsistent with past practice;

            (b) has not borrowed any money or become contingently liable for any obligation or liability of others in excess, in the aggregate, of $50,000;

            (c) has paid all of its debts and obligations as they became due;

            (d) has not incurred any debt, liability or obligation of any nature to any party except for obligations arising in the ordinary course of business;;

            (e) has not increased either the base pay, commission rate, bonus or other compensation or benefits to any Employee or independent contractor;

            (f) has not materially amended or modified any of the Contracts;

            (g) has not created or permitted to become effective any Encumbrance on any of the Assets;

            (h) has not disposed of any Assets except for non-material portions in the ordinary course of business; and

            (i) has not engaged in any transaction which involves the expenditure or commitment of more than US$50,000.

      SECTION 4.18 PERMITS AND LICENSES. Seller holds all franchises, licenses, permits, consents, approvals, waivers and other authorizations (collectively, the "Permits") which are necessary for its operation, including, without limitation, all Permits issued by federal, state, local or foreign governments and governmental agencies, except for such Permits, the failure to hold would not have a material adverse effect on Seller or the Assets. Schedule 4.18 attached hereto sets forth a complete list of all Permits held by Seller. Except as set forth on Schedule 4.18, all such Permits are transferable to Buyer without the consent of any governmental body or agency or the payment of money. Seller is not in default, and Seller has not received any notice of any claim of default, with respect to any such Permits or of any notice of any other claim or proceeding or threatened proceeding relating to any such Permits. All such Permits are in full force and effect, except for such Permits, the failure of which to be in full force and effect would not have a material adverse effect on Seller or the Assets.

      SECTION 4.19 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.19, Seller is not using any hazardous or toxic waste, substance, oil or material ("Hazardous Substances") at any of the facilities owned or operated, including the facilities leased by Seller (collectively, "Seller's Facilities"), during Seller's occupancy thereof in any manner which: (a) violates applicable Environmental Laws (defined below); (b) requires "removal" or "remediation" as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq; or (c) would reasonably be expected to subject Seller to damages, penalties, liability or an obligation to perform any work, clean-up, removal, remediation, repair, construction, alteration, demolition, renovation or installation in or in connection with such facility in order to comply with any federal, state or local law, regulation, ordinance or order concerning the environmental state, condition or quality of such facility applicable to owners, operators or developers of real property ("Environmental Cleanup Work"). Except as set forth on Schedule 4.19, with respect to Seller's Facilities, Seller is, and its respective activities are being conducted, in compliance with all applicable federal, state and local environmental laws and regulations, including, but not limited to, the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; CERCLA, as amended; the Hazard Communication Standard, 29 CFR Section 1910.1200; and the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq. and the requirements of applicable common law relating to Hazardous Substances ("Environmental Laws"). No notice from any governmental body has ever been served upon Seller claiming that Seller has violated Environmental Laws on or in connection with any of Seller's Facilities, or requiring Seller to perform any Environmental Cleanup Work, on or in connection with any of Seller's Facilities in order to comply with any Environmental Laws. Notwithstanding any other provision of this Agreement, this
Section 4.19 shall constitute Seller's sole representations and warranties with respect to Hazardous Substances, Environmental Laws and other environmental matters.

      SECTION 4.20 ACCOUNTS RECEIVABLE. Schedule 1.1(j) sets forth a true and complete list by customer, project and date of invoice (if applicable) of each of Seller's Accounts Receivable as the day prior to the Closing Date. Each of the Accounts Receivable on Schedule 1.1(j) (on the date hereof and at Closing) constitutes a valid claim in the full amount thereof against the debtor charged therewith and arises out of a bona fide sale or delivery of goods or performance of services in the ordinary course of business. To Seller's knowledge, there are no claims, defenses or rights of set-off against Seller with respect to any Accounts Receivable, except as set forth on Schedule 4.20. The Accounts Receivable are valid and enforceable.

      SECTION 4.21 NO OTHER ASSETS. The Assets constitute all of the material assets, property, rights and privileges which are used in the operation of the Business or are required for Seller to conduct its business as it is presently conducted and currently planned and to satisfy and perform the contracts, commitments, arrangement and understandings with the customers of Seller existing or proposed as of the Closing Date.

      SECTION 4.22 ABSENCE OF CERTAIN PRACTICES. None of (a) Seller, or (b) to Seller's knowledge, any director, officer or employee of Seller, or (c) to Seller's knowledge, any agent or representative of Seller working on behalf of Seller, or (d) to Seller's knowledge, any other person or entity acting on behalf of Seller, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, employees of any governmental body or agency or others, or accepted or received any unlawful contributions, payments, gifts or expenditures or (ii) directly or indirectly given, made or agreed to give or make any illegal payment, gratuity, gift, political contribution or similar benefit to a customer, supplier, or employee thereof, or to any governmental official, or to any other person or entity, who is or was in a position to help or hinder Seller or assist Seller in connection with any proposed transaction.

      SECTION 4.23 SELLER STATUS. Seller: (a) is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); (b) is acquiring the Shares for investment and for Seller's own account (and for the account of the shareholders of Seller, all of whom are accredited investors, pursuant to the winding down or liquidation of Seller) and not with a view to, or for resale in connection with, any distribution; (c) understands that the Shares have not been registered under the Securities Act or under any state securities or blue sky laws, and, as a result thereof, are subject to substantial restrictions on transfer; (d) acknowledges that appropriate legends will be placed on the certificates representing the Shares indicating the restrictions on transfer of such Shares; and (e) acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such laws, and that except as set forth in the Registration Rights Agreement, Buyer has no obligation to register the Shares.

      SECTION 4.24 BROKERS. Except as disclosed on Schedule 4.24, neither Buyer nor Seller has or will have an obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.

      SECTION 4.25 STATEMENTS NOT MISLEADING. No representation or warranty or other statement made by Seller in this Agreement , including all Schedules as delivered on the date hereof and updated as of the Closing Date pursuant to the terms hereof, contains, or will contain any untrue statement of any material fact or omit to state any material fact required to be stated herein to make such statement in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

      As a material inducement to Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties to Seller (and in the event that Buyers assigns its rights under this Agreement pursuant to Section
10.7 hereof, Buyer Sub, together with Buyer, jointly and severally make the following representations and warranties to Seller), except as set forth in the Disclosure Schedule attached hereto which shall modify the following representations and warranties by the statements contained therein. Unless the context indicates otherwise, a reference to Buyer in these representations and warranties shall be deemed to mean Buyer and its subsidiaries, including Buyer Sub, taken as a whole.

      SECTION 5.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each of the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Sub has all requisite power and authority to execute, deliver and perform each of the Purchase Documents to which it is a party and to consummate the transactions contemplated thereby.

      SECTION 5.2 VALIDITY OF AGREEMENT AND PURCHASE DOCUMENTS. The execution and delivery by Buyer of this Agreement and each of the Purchase Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including without limitation the issuance of the Shares and the Promissory Note (unless Buyer pays to Seller cash in lieu of issuing the Promissory Note pursuant to Section 2.1(c)), have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Purchase Documents to which Buyer is a party are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The execution and delivery by Buyer Sub of each of the Purchase Documents to which it is a party and the consummation of the transactions contemplated thereby, including without limitation the issuance of the Promissory Note (unless Buyer pays to Seller cash in lieu of issuing the Promissory Note pursuant to Section 2.1(c)), have been duly and validly authorized by all necessary corporate action on the part of Buyer Sub. Each of the Purchase Documents to which Buyer Sub is a party are the valid and binding obligations of Buyer Sub, enforceable against Buyer Sub in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of pubic policy.

      SECTION 5.3 NO VIOLATION. The execution, delivery and performance by Buyer of this Agreement and each of the Purchase Documents to which Buyer is a party and compliance by Buyer with the terms and provisions of this Agreement and each of the Purchase Documents to which Buyer is a party do not and will not, with or without the giving of notice, the lapse of time or both (a) result in the breach of or conflict with any of the terms and provisions of Buyer's Certificate of Incorporation or Bylaws, (b) conflict with, violate or result in a breach or default under any of the terms, conditions or provisions of, or result in a ground for termination, cancellation, modification or acceleration of any obligations under any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license, permit or other instrument to which Buyer is a party or by which Buyer is bound, the result of which would be to have a material adverse effect on Buyer, except for the Senior Debt for which Buyer must obtain the consent of the Senior Lender (c) violate any law, statute, regulation or decree which relates to Buyer or requires the consent, approval or authorization of any court or governmental or regulatory agency, authority or body. The execution, delivery and performance by Buyer Sub of each of the Purchase Documents to which Buyer Sub is a party and compliance by Buyer Sub with the terms and provisions of each of the Purchase Documents to which Buyer Sub is a party do not and will not, with or without the giving of notice, the lapse of time or both (a) result in the breach of or conflict with any of the terms and provisions of Buyer Sub's Certificate of Incorporation or By-laws, (b) conflict with, violate or result in a breach or default under any of the terms, conditions or provisions of, or result in a ground for termination, cancellation, modification or acceleration of any obligations under any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license, permit or other instrument to which Buyer Sub is a party or by which Buyer Sub is bound, the result of which would be to have a material adverse effect on Buyer Sub, or (c) violate any law, statute, regulation or decree which relates to Buyer Sub or requires the consent, approval or authorization of any court or governmental or regulatory agency, authority or body.

      SECTION 5.4 BROKERS. Neither Buyer nor Seller has or will have an obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of any Buyer.

      SECTION 5.5 SEC DOCUMENTS; PURCHASER FINANCIAL STATEMENTS. Buyer has furnished or made available to Seller its most recent true and complete copy of
(i) each annual, quarterly and other report pursuant to Sections 13, 14 or 15(d) of the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"), and (ii) all filings made pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") filed by Buyer with the Securities and Exchange Commission (the "SEC") since June 1, 2003 (the "Buyer SEC Documents"), which are all the documents (other than preliminary material) that Buyer was required to file with the SEC under the 1934 Act and Securities Act since such date. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the 1934 Act or the Securities Act, as applicable. The Buyer SEC Documents (including the exhibits and schedules hereto), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document provided to Seller prior to the Closing. The financial statements of Buyer included in the Buyer SEC Documents (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Buyer's accounting policies, methods or practices (including any change in depreciation or amortization policies or rates, revenue recognition for software, assets of goodwill, impairment of intangible assets and valuation of deferred taxes) or any material revaluation by Buyer of any of its material assets, except as described in the notes to the Buyer Financial Statements. Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Buyer SEC Documents or as otherwise disclosed in the Buyer SEC Documents, Buyer has no material obligations or liabilities of any nature that would have been required to be included on a balance sheet prepared in accordance with generally accepted accounting principles as in effect on such date; other than current liabilities incurred in the ordinary course of business. To Buyer's knowledge, Buyer is not now and never has been the subject of any investigation undertaken by the SEC.

      SECTION 5.6 APPROVALS; RESTRICTIONS. Except for the filings and/or notices required (a) under the Securities Act of 1933, the 1934 Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"), (b) under any foreign anti-trust or trade regulation law, (c) to be made with: (i) the NASD and/or its Nasdaq SmallCap Market, (ii) the Boston Stock Exchange, and
(iii) each state securities or "blue sky" authority which may have jurisdiction, or (d) pursuant to the Investment Canada Act, no approval, order or consent of or filing with any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Purchase Documents to which Buyer is a party, including without limitation the issuance of the Shares. The Shares will be of the same class as is currently registered under the 1934 Act. Such Shares to be issued hereunder will constitute prior to registration "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be offered, sold, transferred or otherwise disposed of by any other person except in strict compliance with all applicable provisions of such United States securities laws, rules and regulations, and all state and Canadian securities laws, rules and regulations. Buyer is in compliance in all material respects with the Sarbanes-Oxley Act of 2002, as amended.

      SECTION 5.7 ISSUANCE OF SHARES AND PROMISSORY NOTE. The offer, sale and issuance of the Shares and Promissory Note as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and from the registration or qualification requirements of the laws of any applicable state United States or Canadian jurisdiction which has not or will not be obtained. Neither Buyer nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the issuance of such Shares by Buyer within the registration provisions of the Securities Act.

      SECTION 5.8 ABSENCE OF CERTAIN CHANGES OF EVENTS. Since October 15, 2004, and except as otherwise disclosed in the Buyer SEC Documents or on Schedule 5.8 hereof, Buyer has conducted its business and operated in the ordinary course and Buyer has not (i) split, combined or reclassified any shares of its capital stock or made any other changes in its equity capital structure; (ii) purchased, redeemed or otherwise acquired, directly or indirectly, any material amount of shares of its capital stock or any options, rights or warrants to purchase any material amount of such capital stock or any securities convertible into or exchangeable for any material amount of such capital stock; (iii) purchased any business, or merged or consolidated with any person; (iv) sold, leased or otherwise disposed of any assets or properties which were material to Buyer and its subsidiaries, taken as a whole, other than dispositions in the ordinary course of business; (v) incurred, assumed or guaranteed any material indebtedness for money borrowed other than intercompany indebtedness; or (vi) suffered any business interruption, damage to or destruction of its properties that has had (after giving effect to insurance coverage) a material adverse effect on Buyer.

      SECTION 5.9 NASDAQ AND BOSTON STOCK EXCHANGE COMPLIANCE. Buyer's common shares are registered pursuant to Section 12(b) and Section 12(g) of the Exchange Act, and are listed on the Nasdaq SmallCap Market and the Boston Stock Exchange, and Buyer has taken no action designed to terminate the registration of Buyer's common shares under the Exchange Act or delisting such common shares from the Nasdaq SmallCap Market or the Boston Stock Exchange. The issuance of the Shares does not require shareholder approval, including, without limitation, pursuant to the Nasdaq Marketplace Rules or the rules of the Boston Stock Exchange. Notwithstanding the foregoing, if the value of the Shares as determined pursuant to Section 2.1 is such that the aggregate number of Shares issued pursuant to Section 2.1 would equal or exceed 20% of the number of shares of common stock of Buyer outstanding immediately before the issuance of the Shares, Buyer cannot issue the Shares without obtaining prior shareholder approval for such issuance.

      SECTION 5.10 CAPITALIZATION. The authorized capital stock of Buyer consists of an unlimited number of shares of common shares, no par value per share, and an unlimited number of preferred shares, of which 47,116,537 common shares are issued and outstanding. All of the Shares have been duly authorized and at the Closing will be validly issued, fully paid and nonassessable, free and clear of all pledges, liens and encumbrances (other than restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed). Other than as disclosed in the Buyer SEC Documents or listed on Schedule 5.10, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Buyer's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Buyer's capital stock or obligating Buyer to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.

      SECTION 5.11 INTELLECTUAL PROPERTY. Except as otherwise specifically disclosed in the Buyer SEC Documents, to its knowledge, Buyer and its subsidiaries: (i) own, or have obtained licenses or rights to use the Intellectual Property used in the conduct of their respective businesses; (ii) have not received written notice from any third party who has asserted any ownership rights to any such Intellectual Property; (iii) are not aware of sales of any products that would constitute an infringement by third parties of any such Intellectual Property; (iv) are aware of no pending or threatened action, suit, proceeding or claim by a third party challenging the ownership rights in, validity or scope of, such Intellectual Property which has had or is reasonably likely to cause a material adverse effect on the result of operations of Buyer; and (v) are not aware of any pending or threatened action, suit, proceeding or claim by a third party asserting that Buyer or any of its subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary right of any third party, in each case or collectively, as would reasonably be expected to result in a material adverse effect on the results of operations of Buyer.

      SECTION 5.12 PROPERTIES. Unless it is not reasonably likely to cause a material adverse effect on Buyer, Buyer and its subsidiaries have good and marketable title to all the properties and assets reflected as owned in the financial statements included in the Buyer SEC Documents, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, disclosed in the Buyer SEC Documents or set forth on Schedule 5.12. Buyer or the applicable subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of Buyer. Except as disclosed in the Buyer SEC Documents, Buyer or its subsidiaries own or lease all such properties as are materially necessary to Buyer's and its subsidiaries' operations as now conducted or as proposed to be conducted (except in respect of the transactions contemplated by this Agreement).

      SECTION 5.13 LEGAL ACTIONS. Except as set forth in the Buyer SEC Documents or on Schedule 5.13, there are no legal actions or administrative proceedings or investigations instituted, or, to Buyer's knowledge, threatened in writing, against Buyer or any of its subsidiaries, that are reasonably likely to have a material adverse effect on the results of operations of Buyer. Neither Buyer nor any of its subsidiaries is a party to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other government body which has had or is reasonably likely to have a material adverse effect on Buyer.

      SECTION 5.14 INVESTMENT COMPANY. Buyer is not now, and after the issuance of the Shares under this Agreement and the application of the net proceeds from the sale of the Shares, will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      SECTION 5.15 PASSIVE FOREIGN INVESTMENT COMPANY ACT. Buyer is, and after the issuance of the Shares under this Agreement and the application of the net proceeds from the sale of the Shares, will be, in compliance with the Passive Foreign Investment Company Act, as amended.

      SECTION 5.16 TAXES. Buyer and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid or accrued all taxes shown as due thereon, and Buyer has no knowledge of any tax deficiency which has been asserted or threatened against Buyer or any of its subsidiaries which has had or is reasonably likely to cause a material adverse effect on the results of operations of Buyer.

      SECTION 5.17 CONTRACTS. Except for matters which are not reasonably likely to have a material adverse effect on the results of operations of Buyer, (i) the contracts listed as exhibits to the Buyer SEC Documents, other than those contracts that are substantially or fully performed or expired by their terms, are in full force and effect on the date hereof, and (ii) none of Buyer, its subsidiaries nor, to Buyer's knowledge, any other party to such contracts, is in breach of or default under any of such contracts.

      SECTION 5.18 NO DEFAULT. Buyer is not in default under or with respect to its Senior Debt or any other material obligation of Buyer, and no condition exists or event has occurred, which with the giving of notice or lapse of time or both, will constitute Buyer's default under or with respect to the Senior Debt or any such material obligation.

      SECTION 5.19 STATEMENTS NOT MISLEADING. No representation or warranty or other statement made by Buyer in this Agreement , including all Schedules as delivered on the date hereof and updated as of the Closing Date pursuant to the terms hereof, contains, or will contain any untrue statement of any material fact or omit to state any material fact required to be stated herein to make such statement, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                        FURTHER COVENANTS AND AGREEMENTS

      SECTION 6.1 NON-COMPETITION. To induce Buyer to enter into this Agreement and purchase the Assets, Seller hereby agrees as an independent covenant that, so long as Buyer has not breached, or defaulted under, the Promissory Note, for a period of three years after the Closing, neither Seller nor any entity owned, controlled, directly or indirectly, by Seller, shall, directly or indirectly, either as an owner, consultant, manager, director, officer, associate, employee, partner, agent, principal or otherwise, (i) engage in any business operation in the United States which, directly or indirectly, engages in the Business, (ii) solicit, induce or encourage any employee of Seller who becomes an employee of Buyer to terminate his or her relationship with Buyer (provided that general advertisement of employment opportunities not targeted at the employees of Buyer or shall not violate this cause (ii)), or (iii) solicit, induce or encourage any clients or prospective clients or suppliers or prospective suppliers of Buyer to terminate or reduce in scope their relationship with Buyer or any such affiliate to the extent such business relationship or potential business relationship relates to the Business. Seller acknowledges that the restrictions contained in this Section 6.1 are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of this Section 6.1 will result in irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer, and, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled, it being understood that the immediately preceding clause shall not create any contractual right in Buyer to obtain double recovery for any damages. If any portion of the covenants or agreements contained in this Section 6.1 or the application thereof is held to be invalid or unenforceable, then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

      SECTION 6.2 CONFIDENTIALITY. At all times following the Closing, Seller shall, and shall use its commercially reasonable efforts to cause its respective controlled affiliates to, hold in strict confidence all confidential, proprietary or other non-public information or trade secrets of Seller and/or the Assets (the "Confidential Information"), and Seller shall not use, and shall use its commercially reasonable efforts to prevent each of its controlled affiliates from using, for its own benefit or purposes or for the benefit or purposes of others, or release or disclose to any other person or entity, any such Confidential Information. Notwithstanding the foregoing, this Section 6.2 shall not apply to any information (a) which is required to be disclosed by law or by any court or administrative proceeding, or (b) that was or becomes generally available to the public other than as a result of a disclosure by Seller; provided that with respect to subsection (a) above, Seller hereby agrees that in such event, Seller shall, and shall cause its respective affiliates to,
(i) provide Buyer with prompt notice thereof prior to any such disclosure so that Buyer may seek a protective order or other appropriate remedy and (ii) consult and cooperate with Buyer in seeking any such protective order or other appropriate remedy.

      SECTION 6.3 EMPLOYEE PAYMENTS. Seller will provide the employee retention payments described on Schedule 6.3, in the manner described on Schedule 6.3.

      SECTION 6.4 YEAR END AUDIT. Seller covenants and agrees to cause its independent certified public accounting firm to conduct an audit and prepare year-end audited financial statements for the year ended December 31, 2004 (the "Year End Financial Statements"), and to cause the Year End Financial Statements to be delivered to Buyer along with consent for Buyer to include such financial statements (and those for the years ended December 31, 2003 and 2002) in Buyer's required SEC filings, no later than February 15, 2005.

      SECTION 6.5 EMPLOYMENT OF EMPLOYEES.

            (a) Buyer will employ, at its option, the Employees listed on
Schedule 6.5(a), to be delivered at least two days prior to Closing. Seller agrees to take no action which would interfere with such employment by Buyer, and shall take all action required by law or otherwise to cause the valid termination of employment at the Closing Date of such Employees who are to be employed by Buyer following the Closing Date. Seller hereby releases, as of the Closing Date, each Employee who is to be employed by Buyer following the Closing Date from any obligation such Employee may have under any agreement between such Employee and Seller to the extent such agreement would restrict such Employee from engaging in any business conducted by Buyer or its affiliates after Closing. Seller further agrees that upon the written request of Buyer, Seller shall use commercially reasonable efforts to enforce, on Buyer's behalf and at Buyer's sole cost and expense, any restrictive covenant granted by any current or former Employee in favor of Seller.

            (b) Seller acknowledges and agrees that except as provided in
Section 1.3, Buyer shall not assume any, and Seller shall remain responsible for any, liability arising from any termination of employment of any Employee, including, without limitation, medical or health continuation coverage required under ERISA or the Code.

      SECTION 6.6 EMPLOYEE BENEFIT PLANS. Seller shall remain responsible for and agree to indemnify and hold harmless Buyer and its ERISA Affiliates from and against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees) and penalties, if any, arising out of or based upon or with respect to any Employee Benefit Plan maintained by Seller or any ERISA Affiliate of Seller.

      SECTION 6.7 ASSIGNMENT OF LEASE. At Closing, Buyer and Seller will enter an Assignment of Lease, substantially in the form attached hereto as Exhibit 6.7, (the "Lease Assignment") for the White Plains Lease.

      SECTION 6.8 MAIL AND COMMUNICATIONS. Seller shall promptly remit to Buyer any mail or other communications, including, without limitation, any written inquiries, revenue payments and Accounts Receivable included in the Assets, received by Seller from and after the Closing Date. Buyer shall promptly remit to Seller any mail or other communications, including, without limitation, any written inquiries received by Buyer relating to the Excluded Assets or the Excluded Liabilities which are received by Buyer from and after Closing Date.

      SECTION 6.9 TAXES. Buyer and Seller shall each pay when due 50% of all sales, transfer, excise, use, stamp or other Taxes which may be imposed on Seller in any jurisdiction in connection with or arising from the sale and transfer of any of the tangible assets to Buyer under this Agreement; provided however, that Buyers shall pay no more than $20,000, and to the extent 50% of such liability exceeds $20,000, the excess shall be paid by Seller.

      SECTION 6.10 EXPENSES. Each of the parties shall bear their own respective expenses incurred in connection with this Agreement and the transactions contemplated herein.

      SECTION 6.11 PUBLIC ANNOUNCEMENT. Buyer and Seller shall jointly issue such press releases and public statements at such times as they shall hereafter mutually agree. Neither Buyer nor Seller shall issue any press release or make any internal announcement (other than such disclosure that is required to consummate the transactions contemplated hereby) prior to Closing or public statement unless the timing and text of such announcement, release or statement has been approved by the other party, except as may be required by applicable law or any listing or similar agreement with any securities exchange, in which case the party issuing such press release or public statement shall provide the other party with a copy of such release or statement with as much notice prior to the issuance thereof as is reasonable under the circumstances.

      SECTION 6.12 REQUIREMENTS AND CONSENTS. Promptly following the date hereof, Buyer and Seller shall use their commercially reasonable efforts to cause to be fulfilled those conditions precedent to Buyer's and Seller's obligation to consummate the transactions contemplated hereby which are dependent upon actions of Buyer or Seller, as the case may be (including Seller taking all reasonable steps as necessary to obtain the consents set forth on
Schedule 4.6 which are required to be obtained as a condition precedent to Buyer's obligation to close). As each consent is obtained and each notice is given, Buyer or Seller, shall promptly deliver a copy of such instrument to the other party. Buyer and Seller further agree to respond promptly to all requests for information and documentation made by any party that must consent to the transactions contemplated by this Agreement. If any consent on Schedule 4.6 is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to keep such agreement in effect and shall give Buyer the benefit of such agreement including enforcement at the cost and for the account of Buyer of any rights of Seller against the other party thereto. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment or an attempted assignment of any contract, license, commitment, agreement or purchase or sale order or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment or attempted assignment thereof, without the consent from a third party thereto, would constitute a material breach thereof or in any way materially adversely affect the rights of Buyer thereunder.

      SECTION 6.13 ACCESS TO INFORMATION.

            (a) Prior to the Closing, Seller shall give to Buyer and its agents reasonable access during normal business hours to all of the properties and assets used by Seller in the operation of the Business and all documents, books and records relating to the current and past operations of Seller and the Assets, and shall permit Buyer and its agents to make copies thereof (which copies shall be returned to Seller if this Agreement is terminated), and Seller shall permit Buyer to interview the Employees during reasonable business hours and upon reasonable prior notice.

            (b) After Closing, Buyer shall make available to Seller, upon written request of Seller specifying the information required, at Seller's sole cost and expense and at such times and place designated by Buyer, (i) any information included in the Assets reasonably required by Seller in connection with the preparation of any Return or for any litigation claim or Tax audit to which Seller is a party or to wind up and dissolve Seller, and (ii) any personnel files, payroll records, billing records and accounts payable records included in the Assets and relating to any period prior to the Closing Date, of which Seller has not retained copies.

      SECTION 6.14 OPERATION OF SELLER BETWEEN SIGNING AND THE CLOSING. From the commencement of business on the date hereof until the Closing Date (except upon the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, or as is necessary to carry out the transactions contemplated by this Agreement), Seller agrees that it shall:

            (a) not take any action, or fail to take any action, except in the ordinary and regular course of its business consistent with past practice, and not otherwise prohibited under this Section 6.15 or otherwise under this Agreement;

            (b) not take, suffer or permit any action or omit to take any action which would cause any of the representations and warranties of Seller contained in this Agreement to become untrue;

            (c) not increase the compensation or rate of compensation payable to any Employee;

            (d) not waive any right or cancel any claim relating to the Business that would have a material adverse affect on Seller or the Assets;

            (e) not enter into any material contract or arrangement, other than contracts and arrangements contemplated by this Agreement and the transactions contemplated hereby and contracts now under negotiation by Seller with third parties as disclosed on Schedule 6.14(e) , (or modify or terminate any existing contract or arrangement) whether or not in the ordinary course of the Business;

            (f) not authorize or make any capital expenditures in excess of US$50,000 in the aggregate;

            (g) not sell, dispose of or agree to sell or dispose of any of the Assets;

            (h) not incur any indebtedness, including without limitation, any assumption, guaranty or endorsement, or make any loan or advance, other than in the ordinary course of business consistent with past practice;

            (i) not reveal, orally or in writing, to any party, other than Buyer or its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, any of the business procedures and practices followed by Seller or any technology used in the processing, evaluation, creation or dissemination of any of its products or services, except to customers of Seller in the ordinary course of business consistent with past practice;

            (j) not create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any of the Assets;

            (k) not initiate any legal proceedings, except where failure to do so could adversely affect the rights of Seller;

            (l) not merge or consolidate, or agree to merge or consolidate, with or into any other entity;

            (m) maintain its present insurance coverages with respect to the Assets;

            (n) keep all of the equipment and tangible personal property included in the Assets in good operating repair and perform all necessary repairs and maintenance to keep such Assets in the same condition as of the date hereof, reasonable wear and tear excepted;

            (o) use commercially reasonable efforts to (i) preserve its organization intact, and (ii) preserve its relationships with suppliers, customers and others having business relations with Seller; and

            (p) comply with all provisions of any Contract and all laws, rules and regulations.

      SECTION 6.15 ADVERSE CHANGE.

            (a) Seller shall promptly notify Buyer in writing if between the date hereof and the Closing Date (i) there is any material adverse change in the assets, properties, prospects, business or condition (financial or otherwise) of Seller or the Assets, (ii) there is any material loss or damage to the Assets, whether or not covered by insurance, (iii) there is any litigation, proceeding or investigation is instituted affecting Seller or the Assets, or (iv) there is any other event that occurs which causes any of the representations or warranties of Seller contained herein to misstate a material fact or omit to state a material fact required to be stated. Upon any notification of any event referred to above, Seller will provide Buyer true and complete copies of any and all information and documents relating thereto and, in the case of clause (iv), will use all commercially reasonable efforts to cure before the Closing any such event that causes or will render materially untrue any representation or warranty of Seller contained in this Agreement. No notice given pursuant to this
Section 6.15(a) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer's right to seek indemnity under Article VIII.

            (b) Buyer shall promptly notify Seller in writing if between the date hereof and the Closing Date (i) there is any material adverse change in the assets, properties, prospects, business or condition (financial or otherwise) of Buyer that is not otherwise disclosed by Buyer in a filing with the SEC, (ii) there is any litigation, proceeding or investigation is instituted which, if adversely affecting Buyer, could have a material adverse effect on Buyer that is not otherwise disclosed by Buyer in a filing with the SEC, or (iii) there is any other event that occurs which causes any of the representations or warranties of Buyer contained herein to misstate a material fact or omit to state a material fact required to be stated other than any representation or warranty relating to the issuance of shares of stock of Buyer or the entering into of any agreement relating thereto that is not material to Buyer and that is not otherwise disclosed by Buyer in a filing with the SEC. Upon any notification of any event referred to above, Buyer will provide Seller true and complete information relating thereto and, in the case of clause (iii), will use all commercially reasonable efforts to cure before the Closing any such event that causes or will render materially untrue any representation or warranty of Buyer, other than the representations and warranties related to the issuance of stock or the entering into any agreement related thereto as described above. No notice given pursuant to this Section 6.15(b) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under Article VIII.

      SECTION 6.16 ACTIONS BY BUYER BETWEEN SIGNING AND CLOSING. From the commencement of business on the date hereof until the Closing Date, (except upon the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, or as is necessary to carry out the transactions contemplated by this Agreement) Buyer agrees that it shall:

            (a) not take, suffer or permit any action or omit to take any action which would cause any of the representations and warranties of Buyer contained in this Agreement other than in Section 5.12 to become untrue;

            (b) not merge or consolidate, or agree to merge or consolidate, with or into any other entity;

            (c) commence, or join with any person or entity in commencing, any bankruptcy, reorganization or insolvency case or proceeding against Buyer, or of its subsidiaries; and

            (d) liquidate, dissolve or wind up Buyer or any of its subsidiaries.

      SECTION 6.17 FURTHER ASSURANCES. Each party shall, at the request of the other (without further consideration) do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

      SECTION 7.1 CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE. The obligation of Buyer to close hereunder shall be subject to satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

            (a) Seller shall have delivered to Buyer each of the items listed in
Section 3.2;

            (b) Each of the representations and warranties of Seller made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

            (c) Seller shall have fully performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing;

            (d) From the date hereof through the Closing Date there shall not have been any material adverse change in the business, assets, results of operations or financial condition of Seller; and

            (e) No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened, the effect of which could (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement, (ii) affect the right of Buyer to own or control, after the Closing, the Assets or to operate the Business in the same manner as it has been operated by Seller, or (iii) have a material adverse effect on Seller or the Assets.

            (f) All consents and approvals of all third parties and governmental agencies or authorities required to consummate the transactions provided for in this Agreement, which are set forth on Schedule 4.6 shall have been obtained.

      SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF SELLER TO CLOSE. The obligation of Seller to close hereunder shall be subject to satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

            (a) Buyer shall have delivered to Seller (or the Escrow Agent, as applicable) each of the items listed in Section 3.3;

            (b) Each of the representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

            (c) Buyer shall have fully performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing;

            (d) From the date hereof through the Closing Date there shall not have been any material adverse change in the business, assets, results of operations or financial condition of Buyer; and

            (e) No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall be pending the effect of which could restrain, prohibit or invalidate the transactions contemplated by this Agreement.

            (f) All consents and approvals of all third parties and governmental agencies or authorities required for Buyer to consummate the transactions provided for in this Agreement, shall have been obtained.


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

                                  ARTICLE VIII

                              SURVIVAL; INDEMNITIES

      SECTION 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller and Buyer have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement will survive the Closing until the earlier of (i) the first anniversary date of the Closing Date, or (ii) the termination of the Escrow containing the Escrow Shares that is the sole source of Seller's indemnification under this Agreement in accordance with
Section 8.8 below, except that any representation, warranty, covenant or agreement that would otherwise so terminate will continue to survive if a notice of an indemnity claim shall have been timely given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII.

      SECTION 8.2 GENERAL INDEMNIFICATION BY SELLER. Seller hereby agrees to protect, defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents and affiliates and their respective successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses (including, without limitation, reasonable attorneys' fees, costs and expenses, and the costs of investigation) (collectively, "Losses") resulting from (a) any misrepresentation or breach of any warranty of Seller contained in this Agreement or any Schedules or any document or instrument to be delivered hereunder, including without limitation the Registration Rights Agreement and Security Agreement (b) nonfulfillment of any agreement on the part of Seller contained in this Agreement (including any covenants to indemnify set forth elsewhere in this Agreement), (c) the Assets arising on or prior to the Closing Date, or (d) any Excluded Liability. Notwithstanding the foregoing, Seller shall have no liability to indemnify Buyer under this Agreement until the amount of Losses suffered by Buyer exceeds US$40,000, after which time Seller shall be liable for all Losses including the initial $40,000; except that any losses in respect of any Excluded Liability, including without limitation any liability pertaining to Taxes, shall not be subject to, or counted against the aforementioned $40,000 "basket", provided that any liability or arising out of the matters described in Schedule 4.11 shall not be subject to or counted in the "basket."

      SECTION 8.3 GENERAL INDEMNIFICATION BY BUYER. Buyer hereby agrees to protect, defend, indemnify and hold harmless Seller, its officers, directors, employees, agents and affiliates and their respective successors and assigns, from, against and in respect of any and all Losses resulting from (a) any misrepresentation or breach of any warranty of Buyer contained in this Agreement or any Schedules or any document or instrument to be delivered hereunder, including without limitation the Promissory Note, Registration Rights Agreement and Security Agreement, (b) nonfulfillment of any agreement on the part of Buyer contained in this Agreement (including any covenants to indemnify set forth elsewhere in this Agreement) or any Schedules or any document or instrument to be delivered hereunder, including without limitation the Promissory Note, Registration Rights Agreement, Security Agreement and Lease Assignment, (c) the Assets arising after the Closing Date or (d) the Assumed Liabilities; provided, however, that any liability relating to or arising out of Assignor's failure to use its good faith efforts in obtaining consent of the landlord of the White Plains facility to the Lease Assignment shall not be subject to Buyer's indemnification obligations hereunder. Notwithstanding the foregoing, Buyer shall have no liability to indemnify Seller under this Agreement until the amount of Losses suffered by Seller exceeds US$40,000, after which time Buyer shall be liable for all Losses including the initial $40,000, except that any losses in respect of the Lease Assignment, shall not be subject to, or counted against the aforementioned $40,000 "basket."


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

      SECTION 8.4 CLAIMS. Seller and Buyer shall, in a timely manner, provide each other notice of (a) all third party actions, suits, proceedings, claims, demands and assessments subject to the indemnification provisions of this
Article VIII (collectively, "Third Party Claims") brought at any time following the date hereof, and (b) all other claims or demands for indemnification pursuant to the provisions of this Article VIII.

      SECTION 8.5 THIRD PARTY CLAIMS.

            (a) The party against whom a Third Party Claim is brought shall make available to the indemnifying party (at the cost of the indemnifying party) all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice. The indemnified party shall have the right to elect to join in the defense of any Third Party Claim at its sole expense; provided, however, it shall be at the expense of the indemnifying party if the indemnifying party does not undertake the defense of the Third Party Claim within 10 days after the indemnified party provides notice pursuant to Section 8.4, fails to diligently pursue such defense or in the reasonable judgment of the indemnified party a conflict of interest exists between the indemnified party and indemnifying party. No claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

            (b) Notwithstanding Section 8.5(a), if a Third Party Claim seeks the issuance of an injunction, specific performance or similar remedy or if the subject matter relates to the ongoing business of Buyer or any of their respective affiliates and if decided against Buyer (or any indemnified party related to Buyer), would materially adversely affect the ongoing business or reputation of Buyer or any affiliate of Buyer, then Buyer (and not Seller) shall be entitled to contest, defend or settle such Third Party Claim at the indemnifying party's expense.

            (c) Notwithstanding Section 8.5(a), if a Third Party Claim seeks the issuance of an injunction, specific performance or similar remedy or if the subject matter relates to the ongoing business of Seller or any of its respective affiliates and if decided against Seller (or any indemnified party related to Seller), would materially adversely affect the ongoing business or reputation of Seller or any affiliate of Seller, then Seller (and not Buyer) shall be entitled to contest, defend or settle such Third Party Claim at the indemnifying party's expense.

      SECTION 8.6 OTHER CLAIMS. The party who asserts the claim for indemnification other than a Third Party Claim shall provide in the notice to the indemnifying party the nature and a reasonable estimate of the amount of the losses asserted. If the indemnifying party, within a period of 30 days after the giving of the indemnified party's notice, shall not give written notice to the indemnified party announcing its intention to contest such assertion of the indemnified party, such assertion of the indemnified party shall be deemed accepted and the amount of the loss shall be deemed established. If however, the indemnifying party contests the assertion of the loss, within the 30-day period, the indemnified party shall have the right to bring suit to resolve the contested assertion. The indemnified party and the indemnifying party may agree in writing, at any time, as to the existence and the amount of the loss, and upon the execution of such agreement, such loss shall be deemed established.


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

      SECTION 8.7 PAYMENTS. Payments of any loss shall be paid to the person entitled thereto within 10 days following the final establishment of the loss.

      SECTION 8.8 INDEMNIFICATION CAP. The maximum aggregate liability of Seller for claims arising under this Article VIII (other than in respect of (i) the claims related to Sepulveda v. Conley and ProAct v. Online Benefits described on
Schedule 4.11, (ii) those with respect to the three former employees, specifically Marc Spitzer, Rajadurai Venkatasamy and Nicole Zanetti, who do not have agreements regarding inventions and developments as described in Schedule 4.7(b), and (iii) the sales tax liability referred to on Schedule 4.12 for which no limitation shall apply) shall be the aggregate value of the Escrow Shares at any given time, and such amount shall be Buyer's sole source of payment in respect thereof. Any indemnity payment by Seller to Buyer, at Seller's sole option, shall be in the form of (a) cash, or (b) shares of Buyer common shares the value of which shall be based on the average of the closing prices for the Buyer's common shares as quoted on the Nasdaq SmallCap Market for the 20 days that such Market was open for the transaction of business prior to the date of delivery to Seller of such shares under this Article VIII.

      SECTION 8.9 OTHER LIMITATIONS. Notwithstanding any other provision of this Agreement, in no event will any party be entitled to recover any consequential, indirect, punitive or exemplary damages; provided, that the parties agree that Losses recoverable by Buyer or Seller under Section 8.2 or Section 8.3, as the case may be, will include damages attributable to lost profits to the extent that such lost profits are in the nature of direct damages suffered by the indemnified party that result from, arise out of, relate to, are in the nature of or are caused by the breach that gives rise to indemnification under such Sections. Absent the commission of fraud by a party, this Article VIII will be the exclusive remedy for the breach of representations and warranties set forth in Section 4 and Section 5. For purposes of this Article VIII, neither party shall be deemed to have breached a representation, warranty or covenant if the other party hereto has actual knowledge on or prior to the Closing Date of the breach, or any fact or circumstance constituting or resulting in the breach of such representation, warranty or covenant.

                                   ARTICLE IX

                                   TERMINATION

      SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by the mutual written consent of Buyer and Seller; or

            (b) by either Buyer or Seller, if:

                  (i) any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

                  (ii) the Closing shall not have occurred on or before January 10, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose (or whose affiliate's) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (c) at any time before the Closing (i) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any conditions to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts and that the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party.

      SECTION 9.2 EFFECT OF TERMINATION. If this Agreement is validly terminated, this Agreement shall forthwith become null and void (except that the provisions with respect to expenses as set forth in Section 6.10 will continue to apply) and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve either party from liability for a breach of this Agreement prior to the termination hereof.

                                   ARTICLE X

                                     GENERAL

      SECTION 10.1 WAIVER. Any failure of any party hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other parties. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by any party preclude any other or future exercise of that right or any other right hereunder by that party.

      SECTION 10.2 NOTICES. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, overnight express courier which provides confirmation of delivery or facsimile (with written confirmation of receipt), provided that in the case of facsimile delivery a copy is also sent at the same time by hand delivery or overnight courier as provided herein, to the party to receive the same at its respective address and/or facsimile number set forth below, or at such other address or facsimile number as may from time to time be designated by such party to the others in accordance with this Section 10.2:


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

            If to Buyer:       Workstream Inc.
                               495 March Road, Suite 300
                               Kanata, ON K2K3G1
                               Attention: Michael Mullarkey
                               Facsimile:  (613) 270-0774

            with a copy to:    Cozen O'Connor
                               200 Four Falls Corporate Center, Suite 400
                               West Conshohocken, PA 19428
                               Attention: Michael J. Heller
                               Facsimile:  (610) 941-0711

            If to Seller:      c/o ProAct Technologies Corporation
                               120 Bloomingdale Road, Suite 404
                               White Plains, NY 10005
                               Attention:  Greg Rorke
                               Facsimile:  (914) 872-8100

            With a copy to:    Hogan & Hartson, L.L.P.
                               One Tabor Center, Suite 1500
                               1200 Seventeenth Street
                               Denver, CO 80202
                               Attention:  Robert Mintz
                               Facsimile:  (303) 899-7333

Any notice so given shall be deemed to be delivered (a) when delivered if delivered by hand, (b) on the next business day if sent by overnight express courier, or (c) when sent (with confirmation receipt) if sent by facsimile prior to 5:00 pm (recipient's time) on a business day or otherwise on the next business day.

      SECTION 10.3 THIRD PARTY BENEFICIARIES. Neither this Agreement nor any provision hereof shall create any right in favor of or impose any obligation upon any person or entity other than Buyer and Seller and their respective successors and permitted assigns. Notwithstanding the forgoing, stockholders of Seller who receive or are entitled to receive common shares of Buyer received by Seller pursuant to this Agreement, as a result of their ownership interest in Seller, shall be entitled to rely upon the representations and warranties made by Buyer in Section 5 hereof, and shall be entitled to the benefit of Buyer's indemnification obligations under Section 8.3 hereof with respect to such representations and warranties.

      SECTION 10.4 CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein and the Table of Contents are for convenience only and are not a part of this Agreement and shall not control or affect the meaning or construction of any provision of this Agreement.

      SECTION 10.5 ENTIRE AGREEMENT. This Agreement, including all Exhibits and Schedules hereto and all documents and instruments to be delivered hereunder, including without limitation, the Registration Rights Agreement, Promissory Note and Security Agreement, embodies the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. This Agreement may be amended or modified only by an instrument signed by the parties or their duly authorized agents. This Agreement supersedes all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.


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

      SECTION 10.6 COUNTERPARTS. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signature pages of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

      SECTION 10.7 ASSIGNABILITY. No party hereto may assign this Agreement without the prior written consent of the other; provided, however, that (i) Buyer may assign its rights (but not its obligations) to acquire the Assets to its designee, Buyer Sub and (ii) Seller may assign its rights and obligations under this Agreement to a liquidating trust or similar entity formed for the purpose of effecting the winding down or liquidation of Seller.

      SECTION 10.8 SUCCESSORS AND ASSIGNS. This Agreement and the provisions thereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

      SECTION 10.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of laws).

      SECTION 10.10 CERTAIN TERMS. For the purpose of this Agreement, the phrase "Seller's knowledge," "the knowledge of Seller," "Buyer's knowledge," "the knowledge of Buyer" or the like shall refer to the actual knowledge after reasonable inquiry under the circumstances of any officer, key employee or director of Seller or Buyer, as the case may be. For purposes of this Section 10.10, "key employee" means Chief Executive Officer, Chief Financial Officer, Investor Relations Officer, Chief Operating Officer, head of human resources and those persons or entitles serving similar functions. The phrase "material adverse affect on Seller" or "material adverse affect on Buyer" shall mean a material adverse affect upon Seller or Buyer, as the case may be, or the business, financial condition, properties, operations or assets of Seller or of Buyer and Buyer's subsidiaries taken as a whole, as applicable, or Seller or Buyer's ability to perform its respective obligations under this Agreement.

      SECTION 10.11 WAIVER OF JURY TRIAL. Buyer and Seller waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

      SECTION 10.12 MUTUAL DRAFTING. This Agreement is the result of the joint efforts of the parties hereto and each provision has been subject to the mutual negotiation and agreement of the parties. There shall be no construction against any party based on any presumption of that party's involvement in the drafting of this Agreement.


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

      SECTION 10.13 SEVERABILITY. If any term or provision of this Agreement or any application thereof shall be invalid and unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

      SECTION 10.14 DISPUTES. All disputes arising under this Agreement and any other agreement entered into between the parties related to this Agreement shall first be attempted to be resolved by negotiation between the Chief Executive Officer (or a designee) of each party. If the dispute cannot be resolved by negotiation within 45 days of commencement thereof, the dispute shall be resolved by arbitration, using the rules of the American Arbitration Association and the services of one arbitrator thereunder. All arbitration proceedings shall be in English and be conducted in Chicago, Illinois.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.


                                        WORKSTREAM INC.


                                        By: /s/ Michael Mullarkey
                                            ------------------------------------
                                            Michael Mullarkey
                                            Chief Executive Officer


                                        WORKSTREAM USA, INC.


                                        By: /s/ Michael Mullarkey
                                            ------------------------------------
                                            Michael Mullarkey
                                            Chief Executive Officer


                                        PROACT TECHNOLOGIES CORPORATION


                                        By: /s/ Gregory Rorke
                                            ------------------------------------
                                            Gregory Rorke
                                            Chief Executive Officer


                                       38